Exhibit 99.1

May 2, 2013

Telular Corporation Reports Second Quarter 2013 Results

-	Company Delivers Pre-Tax Income of $3.1 Million and Adjusted EBITDA of $5.9 Million
-	Total M2M Billable Units Reach 877,500
-	Agreement to Be Acquired by Avista Capital Partners for $253 million in Total Consideration
-	No Dividend Declared as part of Acquisition Agreement

CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS), a global leader in helping businesses use wireless networks for remote monitoring and tracking, today announced financial results for the second fiscal quarter of 2013 ended March 31, 2013.  In the second quarter of 2013, Telular reported revenue of $24.8 million, including $14.3 million from recurring services, and pre-tax income of $3.1 million.

Second quarter 2013 Adjusted EBITDA, a non-GAAP financial measure, was $5.9 million.  For further information, see the reconciliation of Adjusted EBITDA to net income in accordance with GAAP, on the last page of this press release.

Total revenue from the Telguard and TankLink lines of business, representing all of the M2M revenue within the Event Monitoring Segment, increased 22% over the prior year period to $16.4 million.

Total Telguard revenue was up 19% year-over-year to $13.9 million.  During the quarter, Telular sold approximately 40,100 Telguard units and activated over 36,300 new Telguard subscribers. The total number of Telguard subscribers increased sequentially to 639,700 with an average revenue per unit, or ARPU, of $4.42 for the quarter.

Total TankLink revenue increased 39% over the prior year period to $2.5 million, including service revenue of $1.1 million.

In the Asset Tracking segment, SkyBitz revenue was $8.4 million, including product revenue of $3.6 million and recurring service revenue of $4.7 million.

Adjusted EBITDA for Event Monitoring and Asset Tracking was $5.7 million and $0.9 million respectively, excluding corporate expenses of $0.7 million.

For both segments combined, Telular ended the period with over 877,500 billable units realizing an ARPU of $5.50.  The average selling price, or ASP, for the 53,800monitoring and tracking hardware units sold during the period was $185.

Telular to Be Acquired by Avista Capital Partners

On April 29, 2013, Telular Corporation and Avista Capital Partners jointly announced that they have entered into a definitive agreement providing for the acquisition of Telular for $12.61 per share in cash and approximately $18.5 million in assumed net debt, or approximately $253 million in total consideration.  The purchase price represents a 31% premium to the closing share price on April 26, 2013, the last full trading day before the proposed acquisition was announced, and a 27% premium to the 60-day average share price. The proposed acquisition has fully committed financing and is currently expected to close within 50-75 days, and prohibits the Telular Board of Directors from declaring any dividends prior to the closing of the transaction.  Mr. Beatty has agreed to remain as president and chief executive officer until the closing of this transaction.

Conference Call

Due to the previously announced definitive acquisition agreement, Telular will not host a conference call in conjunction with today's release of its second quarter 2013 results.

About Telular Corporation

Telular Corporation (NASDAQ: WRLS) provides remote monitoring and asset tracking solutions for business and residential customers, enabling security systems and industrial applications to exchange actionable information wirelessly, typically through cellular and satellite technology. With over 25 years of experience in the wireless industry, Telular Corporation has developed solutions to deliver remote access for voice and data without significant network investment. Headquartered in Chicago, Telular Corporation has additional offices in Atlanta, Washington, D.C., and Miami. For more information, please visit www.telular.com.

About Avista Capital Partners

Avista Capital Partners is a leading private equity firm with over $5 billion under management and offices in New York, Houston and London.  Founded in 2005, Avista’s strategy is to make controlling or influential minority investments in growth-oriented energy, healthcare, communications & media, industrials, and consumer businesses.  Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses.

About the Tender Offer

A tender offer for the outstanding common stock of Telular has not yet commenced.  The foregoing is neither an offer to purchase nor a solicitation of an offer to sell securities.  At the time the tender offer is commenced, ACP Tower Merger Sub, Inc., a Delaware corporation, will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (SEC), and Telular will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer.  The tender offer to purchase shares of Telular common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO.  The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement, as each may be amended from time to time, will contain important information that should be read carefully by Telular’s shareholders before any decision is made with respect to the tender offer.  These materials will be sent free of charge to all of Telular’s shareholders when available. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all shareholders of Telular at www.telular.com or by contacting Telular at 311 South Wacker Drive, Suite 4300, Chicago, IL 60606 or by phone at 800-835-8527.  In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.

TELULAR SHAREHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investor Contact:
The Blueshirt Group
Brinlea Johnson or Allise Furlani
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com
(212) 331-8424 or 212-331-8433

Media Contact:
Pam Benke
Telular Corporation
pbenke@telular.com
(678) 909-4616

This press release contains forward-looking statements. Statements that are not historical facts, including statements about beliefs or expectations, are forward-looking statements. These statements are based on plans, estimates and projections at the time the parties make the statements and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should, “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terms. Statements regarding expectations, including performance assumptions, estimates relating to future cash flows, levels of demand for our products, dividend amounts and capital requirements, as well as other statements that are not historical facts, are forward-looking statements. These statements reflect management’s judgments based on currently available information. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.  It is important to note that Telular’s actual results could differ materially from these forward-looking statements. Factors that could cause actual results to differ materially from those described in this press release include, among others: uncertainties as to the ability to successfully complete the acquisition in accordance with its terms and in accordance with expected schedule; the possibility that competing offers will be made; the possibility that various closing conditions for the acquisition may not be satisfied or waived, including the tender of at least two-thirds of the outstanding shares of Telular common stock or that a governmental entity may prohibit or refuse to grant any approval required for the consummation of the acquisition; general economic and business conditions; and other factors. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Neither Telular nor Avista undertakes to update any of these statements in light of new information or future events, except as required by law. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Telular’s SEC filings, including but not limited to Telular’s report on Form 10-Q for the fiscal quarter ended December 31, 2012. Copies of these filings may be obtained by contacting Telular or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)

BALANCE SHEETS

	March 31,	September 30,
	2013	2012
	(Unaudited)
ASSETS
Cash and cash equivalents	$6,920	$12,676
Trade receivables, net	14,188	12,224
Inventories, net	9,150	7,478
Deferred taxes	618	687
Prepaid expenses and other current assets	1,668	833
Total current assets	32,544	33,898

Property and equipment, net	4,246	3,346
Long term deferred taxes	31,475	32,706
Other assets	42,095	43,235
Total assets	$110,360	$113,185

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$15,588	$17,268
Long-term liabilities	20,904	24,786
Total stockholders' equity	73,868	71,131
Total liabilities and stockholders' equity	$110,360	$113,185

Outstanding shares	17,323,991	16,776,575

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Net cash provided by (used in):
Operating activities	$1,548	$4,803
Investing activities	(1,651)	(43,353)
Financing activities	(5,653)	36,055
Net decrease in cash and cash equivalents	$(5,756)	$(2,495)

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Revenues
M2M service revenue	$14,250	$11,418	$28,229	$19,704
M2M hardware sales	10,538	7,986	21,327	13,017
Subtotal M2M	24,788	19,404	49,556	32,721
Other product sales	5	390	19	778
Total revenue	24,793	19,794	49,575	33,499

Cost of Sales
M2M service cost of sales	4,137	3,155	8,161	5,465
M2M hardware cost of sales	7,584	5,879	15,907	9,112
Subtotal M2M	11,721	9,034	24,068	14,577
Other product cost of sales	5	334	17	982
Total cost of sales	11,726	9,368	24,085	15,559

Gross margin	13,067	10,426	25,490	17,940

Operating Expenses
Engineering and development expenses	2,540	2,030	4,635	3,317
Selling and marketing expenses	3,352	2,699	6,517	4,484
General and administrative expenses	3,882	3,644	7,413	5,518
Total operating expenses	9,774	8,373	18,565	13,319

Income from operations	3,293	2,053	6,925	4,621
Other income (expense)	(186)	(154)	(401)	(154)
Net income before income taxes	3,107	1,899	6,524	4,467
Provision for income taxes	1,253	727	2,473	1,671
Net income	$1,854	$1,172	$4,051	$2,796

Income per common share:
Basic	$0.11	$0.07	$0.24	$0.18
Diluted	$0.10	$0.07	$0.23	$0.17

Weighted average number of common shares outstanding:
Basic	17,255,103	16,044,418	17,110,523	15,600,956
Diluted	18,017,942	17,088,771	17,925,292	16,603,771

Reconciliation of Non-GAAP Measures

We use adjusted EBITDA as an additional measure of our operating performance.  This measure is not recognized under generally accepted accounting principles.  The reconciliation below demonstrates how we calculate this measure from our financial statements.

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net income	$1,854	$1,172	$4,051	$2,796
Non-cash compensation	651	366	974	739
Depreciation and amortization	1,912	1,513	3,869	2,009
Net interest expense	187	155	398	153
Income tax provision	1,253	727	2,473	1,671
Adjusted EBITDA	$5,857	$3,933	$11,765	$7,368

Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of performance reported in accordance with accounting principles generally accepted in the United States.  While we believe that Adjusted EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of Telular Corporation.  Such evaluation needs to consider all of the complexities associated with our business, including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment.  Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance